As filed with the Securities and Exchange Commission on June 20, 2002
            Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BOYD GAMING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	88-0242733
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2950 Industrial Road
Las Vegas, Nevada 89109
(Address of principal executive offices)

2002 Stock Incentive Plan
(Full title of the Plan)

Ellis Landau
Executive Vice President, Chief Financial Officer and Treasurer
Boyd Gaming Corporation
2950 Industrial Road
Las Vegas, Nevada 89109
(Name and address of agent for service)

(702) 792-7200
(Telephone number, including area code, of agent for service)

Copy to:
Robert M. Mattson, Jr.
Morrison & Foerster LLP
19900 MacArthur Boulevard
Irvine, California 92612
(949) 251-7500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, $.01 par value per share	3,000,000 shares (2)	$11.85	$35,550,000	$3,270.60

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)	This total represents the amount of shares authorized to be issued under the Registrant’s 2002 Stock Incentive Plan.

(3)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the New York Stock Exchange on June 14, 2002.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a.        The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the Commission on March 22, 2002.

b.        The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 13, 2002.

c.        The Registrant’s Current Report on Form 8-K, filed with the Commission on March 22, 2002.

d.        All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

e.        The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A, declared effective by the Commission on October 15, 1993, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, the Registrant has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.

Article IX of the Registrant’s Restated Articles of Incorporation and Article 10 of the Registrant’s Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. The Registrant also has entered into Indemnification Agreements with its executive officers and directors and provides indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability, or related loss under the Securities Act and the Exchange Act.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

5.1	Opinion of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP.

23.1	Consent of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (see Signature Page).

Item 9.    Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Boyd Gaming Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on June 18, 2002.

BOYD GAMING CORPORATION

By:	/s/ ELLIS LANDAU
Ellis Landau Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ellis Landau and Jeffrey G. Santoro, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ WILLIAM S. BOYD William S. Boyd	Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)	June 17, 2002

/s/ ELLIS LANDAU Ellis Landau	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	June 18, 2002

/s/ JEFFREY G. SANTORO Jeffrey G. Santoro	Vice President and Controller (Principal Accounting Officer)	June 17, 2002

/s/ MARIANNE BOYD JOHNSON Marianne Boyd Johnson	Vice Chairman of the Board of Directors, Senior Vice President and Director	June 17, 2002

/s/ DONALD D. SNYDER Donald D. Snyder	President and Director	June 17, 2002

/s/ WILLIAM R. BOYD William R. Boyd	Vice President and Director	June 17, 2002

/s/ ROBERT L. BOUGHNER Robert L. Boughner	Director	June 17, 2002

Philip J. Dion	Director	June , 2002

Michael O. Maffie	Director	June , 2002

/s/ MAJ. GEN. BILLY G. MCCOY, RET. USAF Maj. Gen. Billy G. McCoy, Ret. USAF	Director	June 17, 2002

/s/ PERRY B. WHITT Perry B. Whitt	Director	June 17, 2002

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP.

23.1	Consent of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (see Signature Page).